TEMPUR-PEDIC REPORTS FIRST QUARTER 2013 RESULTS

 – Reports First Quarter GAAP EPS of $0.20; Adjusted EPS of $0.62
– Issues Updated 2013 Financial Guidance Incorporating Sealy

LEXINGTON, KY, May 2, 2013 – Tempur-Pedic International Inc. (NYSE: TPX), the world’s largest bedding provider, today announced financial results for the first quarter ended March 31, 2013. The Company also issued updated 2013 financial guidance that incorporates recently acquired Sealy Corporation (“Sealy”).

On March 18, 2013, the Company completed its previously announced merger with Sealy. The Company’s 2013 first quarter financials include Sealy’s operations for the period March 18, 2013 through March 31, 2013 (the “stub period”).

FIRST QUARTER FINANCIAL SUMMARY

●	Earnings per diluted share (EPS) under U.S. generally accepted accounting principles (GAAP) in the first quarter of 2013 were $0.20, and reflect transaction and integration costs related to the recently completed Sealy acquisition as well as certain discrete tax items. Adjusted EPS were $0.62 in the first quarter of 2013 as compared to GAAP EPS of $0.86 in the first quarter of 2012.
●	GAAP net income in the first quarter of 2013 was $12.5 million. The Company reported adjusted net income of $38.2 million for the first quarter of 2013 as compared to GAAP net income of $56.2 million in the first quarter of 2012. For additional information regarding adjusted EPS and adjusted net income (which are non-GAAP measures), please refer to the reconciliations and other information included in the attached schedules.
●	Total net sales increased 1.5% to $390.1 million in the first quarter of 2013 from $384.4 million in the first quarter of 2012. The net sales increase was due to the inclusion of $46.7 million of Sealy sales for the stub period. Excluding Sealy, Tempur-Pedic net sales decreased 10.7% to $343.4 million.
●	Gross profit margin was 48.3%. Excluding Sealy, Tempur-Pedic gross profit margin decreased to 51.7% as compared to 53.6% in the first quarter of 2012. The Tempur-Pedic gross profit margin decreased primarily as a result of product mix, deleverage, and increased promotions and discounts, offset partially by lower commodity costs and geographic mix.
●	Operating income was $44.3 million, or 11.4% of net sales. Operating income included $16.0 million of transaction and integration costs related to the Sealy acquisition. Excluding Sealy, Tempur-Pedic operating income was $47.2 million as compared to $86.1 million in the first quarter of 2012. The lower Tempur-Pedic operating income reflects the reduced gross margin and deleverage of certain operating expenses related to lower sales.
●	Adjusted EBITDA for the first quarter of 2013 was $76.8 million as compared to $98.7 million in the first quarter of 2012.
●	The Company ended the quarter with consolidated funded debt of $2.0 billion. The ratio of consolidated funded debt less qualified cash to adjusted EBITDA was 4.4 times, calculated on a combined basis for Tempur-Pedic and Sealy in accordance with the Company’s new senior secured credit facility. For additional information regarding adjusted EBITDA and consolidated funded debt less qualified cash (which are non-GAAP measures) please refer to the reconciliations and other information included in the attached schedules.

Tempur-Pedic International CEO Mark Sarvary commented, “We are pleased to have completed the acquisition of Sealy in March. The integration is progressing smoothly and as planned.  We remain confident in realizing cost synergies in excess of $40 million by the third full year and continue to be very excited about the significant opportunity for revenue synergies. Our performance during the first quarter was in line with our projections and we expect positive net sales growth for the balance of the year.”

Business Segment Highlights
The Company has updated its reporting segment data to reflect the Sealy acquisition. Segments now include Tempur North America, Tempur International, and Sealy. In addition, the Company will now provide product level sales for “Bedding” and “Other products”. “Bedding” includes mattresses, foundations, and adjustable foundations and “Other products” include pillows and various other comfort products and components. Further, the Company will now provide channel level sales for “Retail”, “Direct” and “Other”. “Retail” and “Direct” are unchanged from the Company’s prior classification and “Other” now includes third party, health care and hospitality. Historical financial data for Tempur-Pedic showing net sales by these new product and channel categories in the Tempur-Pedic segments has been posted to the “Quarterly Results” section of the Company’s Investor Relations website at http://investor.tempurpedic.com.

Tempur North America net sales decreased 16.0% to $225.9 million in the first quarter of 2013 from $269.0 million in the first quarter of 2012. Bedding net sales decreased 16.3% to $204.6 million from $244.5 million in the first quarter of 2012. Net sales of Other products decreased 13.1% to $21.3 million from $24.5 million in the first quarter of 2012.

Tempur International net sales increased 1.8% to $117.5 million in the first quarter of 2013 from $115.4 million in the first quarter of 2012. Bedding net sales of $89.3 million in the first quarter of 2013 were unchanged from $89.2 million in the first quarter of 2012. Net sales of Other products increased 7.6% to $28.2 million from $26.2 million in the first quarter of 2012.

Sealy net sales for the stub period from March 18, 2013 to March 31, 2013 were $46.7 million.

Charges and Other Costs
The Company incurred various charges as a result of the Sealy acquisition. Transaction costs recorded in the first quarter of 2013 were $11.8 million and integration costs were $4.2 million. In addition, the Company incurred Sealy transaction-related interest and fees of $19.9 million, including interest on the Company’s new 6.875% Senior Notes due 2020 for the period prior to the March 18, 2013 closing of the Sealy acquisition, commitments associated with financing for the closing of the Sealy acquisition, ticking fees and write off of deferred financing costs associated with the Company’s previous credit facility.

Capital Structure
With the closing of the Sealy acquisition, the Company’s senior secured credit facility, consisting of its Term A, Term B and revolving credit facility, and Senior Notes were funded. In addition, with respect to Sealy’s 8% Senior Secured Third Lien Convertible Notes due 2016, $96.2 million remained outstanding as of March 31, 2013, which represents the fair value of the notes. As a result, the Company now has consolidated funded debt of $2.0 billion.

Financial Guidance
The Company issued updated 2013 financial guidance that incorporates the recently acquired Sealy business.

The following guidance commentary reflects a full year of Tempur-Pedic results and Sealy results from March 18, 2013:

●	Net sales to be approximately $2.5 billion
●	Adjusted EBITDA to be approximately $435 million
●	Adjusted EPS to be approximately $2.75, including purchase price allocation (“PPA”) intangible depreciation and amortization of approximately $0.21 per share

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control. The Company noted its adjusted EBITDA and adjusted EPS guidance does not include transaction and integration costs related to the Sealy acquisition.

Sealy Fiscal First Quarter 2013 Results
Given that the Company’s first quarter results reflect Sealy results only for the Sealy stub period, the Company has included the following commentary on Sealy’s fiscal first quarter ending March 3, 2013 in order to provide a sense of how the legacy Sealy business performed. The following Sealy results reflect its historical basis of accounting and should not be considered an indicator of future performance.

●	For the quarter ended March 3, 2013, Sealy’s net sales increased 8.8% to $339.6 million from $312.3 million in the quarter ended February 26, 2012.
●
Sealy’s operating income was $10.8 million as compared with $25.9 million in the prior year period and included charges and other costs of $9.2 million related to the transaction with Tempur-Pedic and other restructuring costs.

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, May 2, 2013 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempurpedic.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," “proposed,” "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding integration, cost synergies, revenue synergies and positive growth, and expectations regarding the Company’s net sales, adjusted EBITDA and adjusted EPS for 2013 and related assumptions. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the Company’s new capital structure and increased debt level; the ability to successfully integrate Sealy into Tempur-Pedic’s operations and realize cost and revenue synergies and other benefits from the transaction; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in interest rates; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s  operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax proceedings; changing commodity costs; the risk that the Company’s final  purchase price allocation relating to the Sealy acquisition could be significantly different from the Company’s initial estimated purchase price allocation; and the effect of future legislative or regulatory changes.

Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE: TPX) is the world’s largest bedding provider. Tempur-Pedic International develops, manufactures and markets mattresses, foundations, pillows and other products.  The Company’s brand portfolio includes many of the most highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy®, Sealy Posturepedic®, OptimumTM and Stearns & Foster®. World headquarters for Tempur-Pedic International is in Lexington, KY. The Company intends to change its corporate name to Tempur Sealy International, Inc. and is seeking stockholder approval for the proposed name change at its Annual Meeting of Stockholders in May 2013. For more information, visit http://www.tempurpedic.com or http://www.sealy.com, or call 800-805-3635.

Investor Relations Contact:
Mark Rupe
Vice President
Tempur-Pedic International
800-805-3635
investor.relations@tempurpedic.com

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In millions, except per common share amounts)

	Three Months Ended
	March 31,
	2013	2012	Chg %
Net sales	$390.1	$384.4	1.5%
Cost of sales	201.7	178.4
Gross profit	188.4	206.0	-8.5%
Selling and marketing expenses	86.4	83.3
General, administrative and other expenses	58.7	36.6
Royalty income, net of royalty expense	(1.0)	―
Operating income	44.3	86.1	-48.5%

Other expense, net:
Interest expense, net	(27.9)	(4.1)
Other expense, net	(1.5)	(0.5)
Total other expense	(29.4)	(4.6)

Income before income taxes	14.9	81.5	-81.7%
Income tax provision	(2.6)	(25.3)
Equity in earnings of unconsolidated affiliates	0.2	―
Net income	$12.5	$56.2	-77.8%

Earnings per common share:
Basic	$0.21	$0.88
Diluted	$0.20	$0.86
Weighted average common shares outstanding:
Basic	60.0	63.9
Diluted	61.2	65.7

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In millions)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$91.5	$179.3
Accounts receivable, net	325.0	129.8
Inventories	170.9	93.0
Escrow receivable	92.7	375.0
Prepaid expenses and other current assets	46.9	41.4
Deferred income taxes	33.3	2.6
Total Current Assets	760.3	821.1
Property, plant and equipment, net	433.5	186.0
Goodwill	764.9	216.1
Other intangible assets, net	770.4	63.1
Deferred income taxes	9.9	10.4
Other non-current assets	87.9	16.3
Total Assets	$2,826.9	$1,313.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$157.5	$85.8
Accrued expenses and other current liabilities	197.4	81.4
Deferred income taxes	0.4	26.5
Income taxes payable	21.4	15.5
Total Current Liabilities	376.7	209.2
Long-term debt	1,997.9	1,025.0
Deferred income taxes	331.1	31.4
Other non-current liabilities	93.8	25.1
Total Liabilities	2,799.5	1,290.7

Total Stockholders’ Equity	27.4	22.3
Total Liabilities and Stockholders’ Equity	$2,826.9	$1,313.0

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	March 31,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12.5	$56.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11.2	8.7
Amortization of stock-based compensation	3.5	4.4
Amortization of deferred financing costs	0.4	0.4
Write-off of deferred financing costs	4.7	―
Bad debt expense	0.5	―
Deferred income taxes	(41.5)	(5.6)
Equity in earnings of unconsolidated affiliates	(0.2)
Foreign currency adjustments and other	(0.1)	1.1
Changes in operating assets and liabilities	46.4	(20.6)
Net cash provided by operating activities	37.4	44.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of business, net of cash acquired	(1,297.7)	―
Purchases of property, plant and equipment	(5.6)	(6.6)
Other	0.1	―
Net cash used by investing activities	(1,303.2)	(6.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from 2012 Credit Agreement	1,525.0	―
Repayments of 2012 Credit Agreement	(24.0)	―
Proceeds from issuance of Senior Notes	375.0	―
Proceeds from 2011 Credit Facility	46.5	31.5
Repayments of 2011 Credit Facility	(696.6)	(51.5)
Payment of deferred financing costs	(51.5)	―
Proceeds from issuance of common stock	4.2	7.3
Excess tax benefit from stock based compensation	2.5	8.7
Treasury shares repurchased	―	(14.9)
Other	(0.3)	(0.3)
Net cash from financing activities	1,180.8	(19.2)
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(2.8)	3.8
Net change in cash and cash equivalents	(87.8)	22.6
CASH AND CASH EQUIVALENTS, beginning of period	179.3	111.4
CASH AND CASH EQUIVALENTS, end of period	$91.5	$134.0

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment, for the three months ended March 31, 2013 and 2012:

	CONSOLIDATED		TEMPUR NORTH AMERICA		TEMPUR INTERNATIONAL		SEALY
(in millions)	2013	2012	2013	2012	2013	2012	2013	2012
Retail	$345.7	$337.8	$207.5	$241.6	$94.0	$96.2	$44.2	$	―
Direct	27.0	30.9	14.4	24.3	11.3	6.6	1.3		―
Other	17.4	15.7	4.0	3.1	12.2	12.6	1.2		―
	$390.1	$384.4	$225.9	$269.0	$117.5	$115.4	$46.7	$	―

Summary of Product Sales

The following table highlights net sales information, by product and by segment, for the three months ended March 31, 2013 and 2012:

	CONSOLIDATED		TEMPUR NORTH AMERICA		TEMPUR INTERNATIONAL		SEALY
(in millions)	2013	2012	2013	2012	2013	2012	2013	2012
Bedding	$338.6	$333.7	$204.6	$244.5	$89.3	$89.2	$44.7	$	―
Other	51.5	50.7	21.3	24.5	28.2	26.2	2.0		―
	$390.1	$384.4	$225.9	$269.0	$117.5	$115.4	$46.7	$	―

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(In millions, except per common share amounts)

The Company provides information regarding adjusted net income, adjusted earnings per share, earnings before interest, taxes, depreciation, and amortization (EBITDA), adjusted EBITDA, and consolidated funded debt, which are not recognized terms under U.S. GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or total debt. A reconciliation of adjusted net income and adjusted earnings per share are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various costs associated with the acquisition of Sealy. A reconciliation of EBITDA and adjusted EBITDA to the Company’s net income and a reconciliation of total debt to consolidated funded debt are also provided below. Management believes that the use of EBITDA, adjusted EBITDA and funded debt also provides investors with useful information with respect to the terms of the Company’s new debt agreements and the Company’s compliance with key financial covenants. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of net income to adjusted net income

The following table sets forth the reconciliation of the Company’s reported GAAP net income for the three months ended March 31, 2013 to the calculation of adjusted net income for the three months ended March 31, 2013:
(in millions)	Three Months Ended March 31, 2013
GAAP net income	$12.55
Plus:
Transaction costs, net of tax (1)	8.22
Integration costs, net of tax (1)	2.99
Interest expense and financing costs, net of tax (2)	13.99
Inventory step-up, net of tax (3)	2.22
Adjustment of taxes to normalize rate (4)	(1.55)
Adjusted net income	$38.22

GAAP earnings per share, diluted	$0.200
Transaction costs, net of tax (1)	0.133
Integration costs, net of tax (1)	0.055
Interest expense, net of tax (2)	0.233
Inventory step-up, net of tax (3)	0.044
Adjustment of taxes to normalize rate (4)	(0.033)
Adjusted earnings per share, diluted	$0.622

Diluted shares outstanding	61.22

(1)	Transaction and integration costs represent costs, including legal and professional fees, related to the Sealy acquisition.
(2)	Interest expense represents certain costs incurred related to the Sealy acquisition. This includes: interest on the Company’s new 6.875% Senior Notes due 2020, for the period prior to March 18, 2013 when the proceeds from the Senior Notes were held in escrow, commitments associated with financing for the closing of the Sealy acquisition, and ticking fees. Interest expense also includes the write off of deferred financing costs associated with the Company’s previous credit facility.
(3)	Inventory step-up respresents the reversal of the fair value adjustment associated with the Sealy acquisition.
(4)	Adjustment of taxes to normalize rate represents certain discrete items that favorably impacted the tax rate during the first quarter of 2013.

Summary of net sales, gross profit and operating income

The following table sets forth a summary of the Company’s reported net sales, gross profit and operating income for the three months ended March 31, 2013 for legacy Tempur-Pedic and for Sealy for the stub period.

	Three Months Ended March 31, 2013
($ in millions)	Consolidated	Legacy Tempur-Pedic	Sealy
Net sales	$390.1	$343.4	$46.7
Gross profit	$188.4	$177.7	$10.7
Gross Profit %	48.3%	51.7%	22.9%
Operating income	$44.3	$47.2	$(2.9)

Reconciliation of net income to EBITDA and to adjusted EBITDA

The following table sets forth the reconciliation of the Company’s reported net income to the calculation of EBITDA and adjusted EBITDA for the three months ended March 31, 2013:

Three months ended
(in millions)	March 31, 2013
EBITDA
GAAP net income	$12.5
Interest expense	27.9
Income taxes	2.6
Depreciation & amortization	14.7
EBITDA	$57.7

Adjustments for financial covenants:
Transaction costs	11.8
Integration costs	4.2
Inventory step-up	3.1
Adjusted EBITDA	$76.8

The following table sets forth a mathematical combination related to the calculation of adjusted EBITDA in accordance with the Company’s new senior secured credit facility. The following table provides useful information about how the senior secured credit facility treats adjusted EBITDA for the period prior to the completion of the Sealy acquisition, and sets forth a calculation of the Company’s reported net income to the calculation of EBITDA and adjusted EBITDA for the twelve months ended March 31, 2013 for the Company and the twelve months ended March 3, 2013 for legacy Sealy:

	Tempur	Legacy Sealy
	Twelve Months Ended	Twelve Months Ended	Combined
(in millions)	March 31, 2013	March 3, 2013
EBITDA
GAAP net income (loss)	$63.1	$(5.4)	$57.7
Interest expense	42.6	89.5	132.1
Income taxes	99.7	(0.1)	99.6
Depreciation & amortization	43.6	27.5	71.1
EBITDA	$249.0	$111.5	$360.5

Adjustments for financial covenants:
Transaction costs	20.7	9.0	29.7
Integration costs	6.4	-	6.4
Inventory step-up	3.1	-	3.1
Refinancing charges	-	5.2	5.2
Non-cash compensation	-	7.1	7.1
Restructuring and impairment related charges	1.5	5.3	6.8
Discontinued operations	-	1.8	1.8
Other	-	4.1	4.1
Adjusted EBITDA	$280.7	$144.0	$424.7

This information is presented solely for the purpose of providing information to investors regarding the Company’s compliance with certain financial covenants  in its new senior secured credit facility that are based on adjusted EBITDA. This information does not include the pro forma adjustments that would be required under Regulation S-X for pro forma financial information, and does not reflect future events that may occur after March 31, 2013 or any operating efficiencies or inefficiencies that may result from the Sealy acquisition and related financing. Therefore, the information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that the Company will experience going forward.

Reconciliation of consolidated funded debt less qualified cash

The following table sets forth the reconciliation of the Company’s reported long-term debt to the calculation of consolidated funded debt less qualified cash as of March 31, 2013. “Consolidated funded debt” and “qualified cash” are terms used in the Company’s new senior secured credit facility for purposes of certain financial covenants.
As of
(in millions)	March 31, 2013

GAAP basis long-term debt	$1,997.9
Plus:
Letters of credit outstanding	18.4
Short-term debt included in accrued and other current liabilities	2.9
Consolidated funded debt	2,019.2
Less:
Domestic qualified cash	$28.8
Domestic escrow receivable (1)	83.6
Foreign qualified cash	37.6
Consolidated funded debt less qualified cash	$1,869.2

(1)	Domestic escrow receivable represents cash held in escrow related to the outstanding Convertible Notes that had not been converted as of March 31, 2013. Assuming no further conversions, this amount will be returned to the Company during May 2013.

Calculation of consolidated funded debt less qualified cash to adjusted EBITDA

As of
($ in millions)	March 31, 2013

Consolidated funded debt less qualified cash	$1,869.2
Adjusted EBITDA	424.7
4.4 times (1)

(1)	The Company’s new senior secured credit facility includes a financial covenant that requires that for the ratio of consolidated funded debt to adjusted EBITDA be less than 5.5 times from March 18, 2013 through September 30, 2013, and less than 5.25 times from October 1, 2013 through December 31, 2013.